Exhibit 99.1

News Release For Immediate Release

Catasys Reports 2018 Fourth Quarter and Year-end Financial Results

●	Q4 2018 Record Revenue of $5.6 Million, up 85.3% Year over Year and Up 28.7% from Q3 2018
●	YE 2018 Record Revenue of $15.2 Million, Up 96.7% from YE 2017
●	Outreach Pool of Eligible Members Increased to approximately 75,000 Members at March 1, 2019 (up 97% from 38,000 at Q3 2018) as a Result of Significant Expansion within Existing Plans
●	Reiterates 2019 GAAP Revenue Guidance of $35 Million
●	Company to Host Conference Call at 4:30 pm ET on March 14, 2019

Los Angeles, CA – March 14, 2019 – Catasys, Inc. (NASDAQ: CATS), a leading AI and technology-enabled healthcare company, today reported its financial results for the fourth quarter and year ended December 31, 2018. The Company provides big data-based analytics and predictive modeling driven healthcare services to health plans and their members through its OnTrak™ solution.

Management Commentary on Current Status of Business and Outlook for 2019

Mr. Terren Peizer, Chairman and CEO, stated, “Catasys has had a strong start to 2019, as continued expansions with existing health plan partners significantly accelerated our outreach pool of eligible members to record levels. The signing of contracts with new health plans, launches in new states, and program expansions led to solid enrollment growth for the Company in 2018. We are reiterating our previous guidance of $35 million of revenues for 2019, which we believe is a conservative estimation of this enrollment trend given the sizable increase in our outreach pool.”

Catasys’ outreach pool of eligible members continued its rapid ramp, increasing to current levels at March 1, 2019 of 75,000 due to significant expansion within existing contracts, an increase from approximately 41,000 at December 31, 2018 and up from 38,000 at the end of the third quarter of 2018. New customer launches continue to take approximately 12 months to ramp up to an approximate 20% yearly enrollment rate. One year after launch, the Company generally enrolls more than 20% of its outreach pool over a year. Catasys generally receives approximately $6,500 net per enrolled member.

Mr. Peizer continued, “The Company continues to re-invest in our infrastructure to ensure that we are able to properly scale operations in anticipation of pending enrollment growth. We are technologically preparing to handle additional volume, and will be hiring and training additional care coaches to ensure that members of the OnTrak program continue to receive the best care while still optimizing our own productivity. Finally, we intend to devote continued time and resources to new products that utilize our existing platform and data driven analytics to widen Catasys’ potential outreach population even further. Given these positive indicators and our ability to capitalize on growth opportunities, we remain confident that our provided guidance is a conservative floor for this year.”

Catasys, Inc. March 14, 2019	Page 2

2019 Guidance

●

Catasys expects to report revenues of at least $35 million in 2019. The Company anticipates that this revenue increase will be supported through accelerating enrollment growth during the remainder of this year, with the largest portion of the revenue increase to occur in the second half of 2019.

●	This guidance solely represents existing enrollment launches with current health plan partners and program expansions with existing customers
●

Annual guidance does not include new contracts and subsequent launches, initial launches of existing contracts, and new expansions within existing contracts that may increase its outreach pool throughout the year. As a result of these subsequent developments, the Company may revise guidance at that time.

Fourth Quarter 2018 Operating Highlights

●	Catasys new enrollment for the quarter ended December 31, 2018 increased 126% year over year.
●	OnTrak program is currently available through eight health plans in 22 states across the United States.

Management Commentary on Fourth Quarter and Year-end 2018

Mr. Rick Anderson, President and COO, stated, “We are very pleased with our enrollment growth trends, which led to the Company achieving its previously announced guidance for 2018 billings and record revenue for both the quarter and the year. This was largely due to our continued success at identifying, engaging and treating those suffering from co-occurring behavioral and medical health conditions. We have seen additional launches and notable programmatic expansion in recent months which have driven increases in our eligible members, and we expect will drive enrollment in 2019. The Company is focused on continuing to expand its infrastructure through increased hiring and training, as well as through the development and implementation of machine-learning AI and predictive analytics. We believe this will help support our growth and expansion efforts throughout 2019.”

Fourth Quarter and Year-end 2018 Financial Review

Revenues

●

Revenue was $5.6 million for the fourth quarter of 2018, compared to $3.0 million during the same period in 2017. There was a net increase in the number of members enrolled in our OnTrak solution during the fourth quarter of 2018 compared with the same period in 2017. Enrolled members as of December 31, 2018, was 126% greater than December 31, 2017.

●	Revenue was $15.2 million for the year ended December 31, 2018, an increase of 96.7% compared to $7.7 million in 2017.

Gross Margin

●	Gross Margin, which consists of Cost of Healthcare Services as a percentage of revenue, increased to 52.8% for the fourth quarter of 2018, compared to 33.1% in the prior year period.
●

Cost of Healthcare Services consists primarily of salaries related to Catasys’ care coaches, outreach specialists, healthcare provider claims payments to its network of physicians and psychologists, and fees charged by third party administrators for processing these claims.

●

The costs for such staff are included in Cost of Healthcare Services during training and ramp-up periods, margins will be impacted by the hiring of staff in preparation for anticipated future customer contracts and corresponding increases in members eligible for OnTrak.

●	Gross Margin was 26.7% for the year ended December 31, 2018, compared to 17.2% in 2017.

Catasys, Inc. March 14, 2019	Page 3

Operating Expenses

●

Operating expenses in the fourth quarter of 2018 were $6.8 million, compared to $5.8 million in the prior-year period. This increase was mainly due to higher expenses in the fourth quarter of 2018 related to servicing contracts and investments in key personnel to support future growth compared to the prior-year period.

●	Operating expenses for the year ended December 31, 2018, were $28.8 million, compared to $18.4 million in the prior year.

Net Income (Loss)

●	For the fourth quarter of 2018, net loss was $1.4 million, or $0.09 per diluted share, compared to a net loss of $2.7 million, or $0.17 per diluted share, in the prior-year period.
●

For the year ended December 31, 2018, net loss was $14.2 million, or $0.89 per basic and diluted share, compared to a net loss of $13.6 million, or $0.99 per basic and diluted share, in the prior year.

Conference Call – Thursday, March 14, 2019 – 4:30 pm ET

The Company will host a conference call/webcast on Thursday, March 14, 2019, at 4:30 pm ET/1:30 pm PT.

Investors, analysts, employees and the public are invited to listen to the conference call via:

Conference Call

877-705-2969 (domestic) or 201-689-8868 (international)

Webcast

https://78449.themediaframe.com/dataconf/productusers/cats/mediaframe/29077/indexl.html

Those who are unable to attend the conference call live can use the following information to hear a replay version:

Conference ID#:	13672721
Conference Call Replay:	877-660-6853 (domestic) or 201-612-7415 (international)
Expiration Date:	3/21/2019

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in California, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, Nebraska, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Catasys, Inc. March 14, 2019	Page 4

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Catasys, Inc.
Ariel Davis, 310-444-4346

Catasys, Inc. March 14, 2019	Page 5

CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Twelve Months Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2018	2017	2018	2017
Revenues
Healthcare services revenues	$5,624	$3,035	$15,177	$7,717

Operating expenses
Cost of healthcare services	2,654	2,030	11,119	6,391
General and administrative	4,097	3,667	17,395	11,811
Depreciation and amortization	59	115	288	246
Total operating expenses	6,810	5,812	28,802	18,448

Loss from operations	(1,186)	(2,777)	(13,625)	(10,731)

Other income	-	88	40	132
Interest expense	(292)	(1)	(570)	(3,409)
Loss on conversion of note	-	-	-	(1,356)
Loss on issuance of common stock	-	-	-	(145)
Change in fair value of warrant liability	38	11	(56)	1,778
Change in fair value of derivative liability	-	-	-	132
Loss before provision for income taxes	(1,440)	(2,679)	(14,211)	(13,599)
Provision for income taxes	1	2	1	6
Net loss	$(1,441)	$(2,681)	$(14,212)	$(13,605)

Basic and diluted net loss per share:	$(0.09)	$(0.17)	$(0.89)	$(0.99)
Basic weighted number of shares outstanding	16,091	15,889	15,955	13,751

Catasys, Inc. March 14, 2019	Page 6

CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for number of shares)	December 31,	December 31,
	2018	2017
ASSETS
Current assets
Cash, cash equivalents and restricted cash	$3,162	$4,779
Receivables, net of allowance for doubtful accounts of $0 and $476, respectively	1,382	511
Prepaids and other current assets	942	366
Total current assets	5,486	5,656
Long-term assets
Property and equipment, net of accumulated depreciation of $1,801 and $1,542, respectively	263	612
Restricted cash, long term	408	-
Deposits and other assets	166	336
Total Assets	$6,323	$6,604

LIABILITIES AND STOCKHOLDERS' (DEFICIT)/EQUITY
Current liabilities
Accounts payable	$497	$980
Accrued compensation and benefits	1,537	1,177
Deferred revenue	4,195	2,914
Other accrued liabilities	1,501	578
Total current liabilities	7,730	5,649
Long-term liabilities
Long term debt, net of discount of $478 and $0, respectively	7,472	-
Deferred rent and other long-term liabilities	-	25
Capital leases	-	2
Warrant liabilities	86	30
Total Liabilities	15,288	5,706

Commitments and contingencies (note 9)

Stockholders' (deficit)/equity
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 16,185,146 and 15,889,171 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	2	2
Additional paid in capital	296,688	294,220
Accumulated deficit	(305,655)	(293,324)
Total Stockholders' (deficit)/equity	(8,965)	898
Total Liabilities and Stockholders' (Deficit)/Equity	$6,323	$6,604

Catasys, Inc. March 14, 2019	Page 7

CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
(In thousands)	December 31,
	2018	2017
Operating activities:
Net loss	$(14,212)	$(13,605)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	288	246
Amortization of debt discount and issuance costs included in interest expense	187	3,082
Loss on disposal of fixed asset	70	-
Warrants issued for services	86	252
Provision for doubtful accounts	-	590
Deferred rent	(91)	(81)
Share-based compensation expense	2,056	465
Common stock issued for services	112	181
Loss on conversion of convertible note	-	1,356
Loss on issuance of common stock, related party	-	145
Fair value adjustment on warrant liability	56	(1,778)
Fair value adjustment on derivative liability	-	(132)
Changes in current assets and liabilities:
Receivables	(871)	(49)
Prepaids and other current assets	(311)	54
Deferred revenue	3,163	1,389
Accounts payable and other accrued liabilities	893	517
Net cash used in operating activities	$(8,574)	$(7,368)

Investing activities:
Purchases of property and equipment	$(9)	$(448)
Deposits and other assets	71	35
Net cash provided by (used in) investing activities	$62	$(413)

Financing activities:
Proceeds from the issuance of common stock and warrants	$-	$16,458
Proceeds from prom issuance of bridge loan, related party	-	1,300
Payments on convertible debenture	-	(4,363)
Proceeds from loan	7,500	-
Transactions costs	-	(1,667)
Capital lease obligations	(30)	(19)
Debt issuance costs	(317)	-
Proceeds from warrant exercise	150	-
Net cash provided by financing activities	$7,303	$11,709

Net (decrease) increase in cash, cash equivalents and restricted cash	$(1,209)	$3,928
Cash, cash equivalents and restricted cash at beginning of period	4,779	851
Cash, cash equivalents and restricted cash at end of period	$3,570	$4,779

Supplemental disclosure of cash paid
Interest	$363	$106
Income taxes	$-	$40
Supplemental disclosure of non-cash activity
Common stock issued for services	$-	$181
Warrants issued for consulting services	$-	$252
Common stock issued for conversion of debt and accrued interest	$-	$7,163
Common stock issued upon settlement of deferred compensation to officer	$-	$1,122
Warrants issued in connection with A/R Facility	$64	$-